UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2022

SYNEOS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36730	27-3403111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 Sync Street Morrisville, North Carolina	27560-5468
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 876-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SYNH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section

13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Secured Facilities

On November 4, 2022, Syneos Health, Inc. (the “Company”) and Syneos Health US, Inc. (together with the Company, the “Borrowers”) entered into an Amended & Restated Credit Agreement, dated November 4, 2022, among the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent and collateral agent, and each of the other parties thereto (“A&R Credit Agreement”). All capitalized terms used but not defined under this subheading “Senior Secured Facilities” have the meaning ascribed to them in the A&R Credit Agreement.

The A&R Credit Agreement extends and refinances the existing Credit Agreement, dated August 1, 2017, among the Company, the lenders party thereto, JPMorgan, as administrative agent and collateral agent, and each of the other parties thereto (“Refinanced Credit Agreement”). The A&R Credit Agreement provides for (a) a five-year $1.35 billion term loan A facility available in U.S. Dollars (“Term A Facility”), and (b) a five-year $1 billion revolving credit facility (“Revolving Facility”) available in U.S. Dollars, Canadian Dollars, Sterling, Euro, Japanese Yen and Singapore Dollars. The full Term A Facility and $260,992,804 of the Revolving Facility was drawn at closing. The A&R Credit Agreement matures in November 2027.

Term A Facility borrowings bear interest at a rate per annum equal to the Alternate Base Rate plus an applicable rate or Adjusted Term SOFR Rate plus an applicable rate, subject to a pricing grid based on the first lien leverage ratio. Revolving Credit Facility borrowings in U.S. Dollars bear interest at a rate per annum equal to the Alternate Base Rate plus an applicable rate, Adjusted Term SOFR Rate plus an applicable rate or Adjusted Daily Simple SOFR Rate plus an applicable rate, each also subject to a pricing grid based on the first lien leverage ratio. Revolving Credit Facility borrowings in Canadian Dollars, Sterling, Euro, Japanese Yen and Singapore Dollars bear interest at a rate per annum equal to the applicable Term Benchmark, CBR or RFR, as applicable, plus an applicable rate, in each case, also subject to a pricing grid based on the first lien leverage ratio.

The A&R Credit Agreement provides that the Borrowers will make scheduled quarterly payments on the Term A Facility equal to 0% of the original principal amount of the Term A Facility through January 2024, 0.625% in April 2024 and July 2024, and 1.25% in October 2024 and quarterly thereafter, with the remaining balance payable on maturity date.

All obligations under the A&R Credit Agreement are unconditionally guaranteed by the same subsidiary guarantors as the Refinanced Credit Agreement. All obligations under the A&R Credit Agreement, and the guarantees thereof, are secured by the same collateral under the same terms and subject to the same exceptions as the Refinanced Credit Agreement.

The Term A Facility and Revolving Credit Commitments are subject to the same affirmative covenants and negative covenants as under the Refinanced Credit Agreement. The financial covenant is the same as the Refinanced Credit Agreement, a First Lien Leverage Ratio (as defined in the A&R Credit Agreement) of 4.5:1.0.

The A&R Credit Agreement further limits the Company’s ability to dispose (including through exclusive license) of material intellectual property to any subsidiary that is not a guarantor under the A&R Credit Agreement or permit any unrestricted subsidiary to own (or hold exclusive license on) any material intellectual property. All other material terms of the A&R Credit Agreement remain substantially the same as the Refinanced Credit Agreement.

The foregoing description of the A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Amended & Restated Credit Agreement, dated November 4, 2022, among Syneos Health, Inc., Syneos Health US, Inc., the lenders party thereto, JPMorgan Chase Bank N.A. (“JPMorgan”), as Administrative Agent and Collateral Agent, and each of the other parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNEOS HEALTH, INC.

Date:	November 7, 2022	By:	/s/ Jason Meggs
			Name:	Jason Meggs
			Title:	Chief Financial Officer (Principal Financial Officer)